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                   BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

                               [200 Parke Avenue
                              New York, NY 10166]

                       NON-QUALIFIED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. This Endorsement is being added to the Contract as of the issue date in order to summarize and clarify the federal income tax rules that apply to the administration of your Contract and the payment of the proceeds of the Contract or the payment of any death benefit. If there is a conflict between the terms of the Contract (including any prior endorsements or riders thereto) and the terms of this Endorsement, this Endorsement controls. However, the Contract may contain further restrictions (including but not limited to the form of distributions which are permitted, and the minimum Accumulation Period prior to commencement of payments under an income annuity), which will continue to apply to the extent consistent with federal tax law.

Any change of ownership of the Contract whether by sale, gift or other transfer could have income, estate and/or gift tax consequences. You should consult your own tax advisor with regard to the consequences of any change of ownership of the Contract.

Any portion of the Contract that is pledged or assigned is taxable to you as income to the extent that the Account Value immediately before the assignment or other encumbrance exceeds the investment in the contract.

In order to maintain its status as a nonqualified annuity contract under section 72(s) of the Internal Revenue Code of 1986, as subsequently amended, (the "Code"), notwithstanding anything in the Contract (including any endorsements thereto) to the contrary, the following rules apply:

1. Where any Owner dies prior to the "annuity starting date" (as defined under section 72(c)(4) of the Code and the regulations thereunder), the entire Contract proceeds must be paid out to the person who is otherwise entitled to receive the Contract proceeds or death benefit under the terms of the Contract (the "Payee"), either: (a) within five years of the date of the death or (b) as provided in income tax regulations, over the Payee's life or over a period no greater than the Payee's life expectancy in substantially equal payments made at least annually beginning within twelve months of the date of death. Where required to comply with this rule, We will pay out the entire interest of any portion of the death benefit that is payable in the form of income payments or installment payments, over a period shorter than the remaining guarantee period as of the date of an Owner's death.

2. Where any Owner dies on or after the "annuity starting date", payments must continue to be made as least as rapidly as under the annuity payment method in effect at the time of the Owner's death.

3. If the Contract is owned by a non-natural person (non-individual), the death of the Annuitant shall be treated as the death of an Owner. Accordingly, the federal income tax rules require that the entire Contract proceeds be paid out to the Payee as provided under paragraph 1 or 2 above (whichever is applicable).

4. If an Owner dies prior to the Income Start Date and the deceased Owner's sole designated beneficiary is the deceased Owner's surviving spouse who is also the joint Annuitant or Joint Owner under the Contract, the surviving spouse shall be treated as the sole Owner of the Contract.

5. Notwithstanding, anything in the Contract to the contrary, where the above referenced death occurs prior to the annuity starting date, to the extent permitted under the Code, We may make available to the Payee under certain contract forms, in addition to income payments, the option to receive his or her remaining interest in the Contract over a series of regular, periodic payments (received no less frequently than annually), over his or her life, or over a period no longer than his or her life expectancy. Such payment streams must comply with section 72(s) of the Code. To the extent permitted under the Code, We may permit a full or partial acceleration of this stream of payments. The Payee may exercise rights of ownership (such as the ability to make reallocations and transfers, if applicable) under this payment stream.

6. Where permitted under the Code, We may deem payments made to a trust (or to the trustee of such trust) that is treated as owned by a natural person under sections 672 et. seq. of the Code, and under whose terms such natural person can compel the distribution of the entire trust property to himself or herself; as being paid to such natural person as "Payee".

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Your Contract is intended to comply with section 72(s) of the Code and will be interpreted accordingly. We reserve the right to amend the Contract so as to comply with the provisions of the federal income tax law, including section 72(s) of the Code. We will notify You of any such amendment, and, when required by law, we will obtain the approval of the appropriate regulatory authority.

All other terms and conditions of the Contract remain unchanged.

Brighthouse Life Insurance Company of NY has caused this Endorsement to be signed by its [Secretary].

/s/ Illegible

[Secretary]

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